Exhibit 16



Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.   20549


May 15, 2002



Dear Sir/Madam:

We have read Item 4 included in the Form 8-K dated May 15, 2002 of EMCOR Group, Inc. to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Very truly yours,


/s/ ARTHUR ANDERSEN LLP
-----------------------
Arthur Andersen LLP


Copy to:
Mr. Frank T. MacInnis, Chairman of the Board and Chief Executive Officer
EMCOR Group, Inc.